Exhibit 10.2

FIRST MODIFICATION TO PROMISSORY NOTE

THIS MODIFICATION TO PROMISSORY NOTE (this "Modification") is entered into as of November 17, 2008, by and between PRO-DEX, INC. ("Borrower"), and WELLS FARGO BANK, NATIONAL ASSOCIATION ("Bank").

RECITALS

WHEREAS, Borrower is currently indebted to Bank pursuant to the terms and conditions of that certain Revolving Line of Credit Note in the maximum principal amount of $4,000,000.00, executed by Borrower and payable to the order of Bank, dated as of November 1, 2007 (the "Note"), which Note is subject to the terms and conditions of a loan agreement between Borrower and Bank dated as of November 1, 2007, as amended from time to time (the "Loan Agreement").

WHEREAS, Bank and Borrower have agreed to certain changes in the terms and conditions set forth in the Note, and have agreed to modify the Note to reflect said changes.

NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree that the Note shall be modified as follows:

1.      The fixed rate of interest applicable to the Note is hereby modified to be two and one half percent (2.50%) above LIBOR in effect on the first day of each Fixed Rate Term.

2.      The variable rate of interest applicable to the Note is hereby modified to be one and one half percent (1.50%) above the Prime Rate in effect from time to time.

3.      Paragraph 1.2. under the heading "DEFINITIONS" is hereby deleted in its entirety, and the following substituted therefor:

"1.2. 'Fixed Rate Term' means a period commencing on a Business Day and continuing for 3 months, as designated by Borrower, during which all or a portion of the outstanding principal balance of this Note bears interest determined in relation to LIBOR; provided however, that no Fixed Rate Term may be selected for a principal amount less than One Hundred Thousand Dollars ($100,000.00); and provided further, that no Fixed Rate Term shall extend beyond the scheduled maturity date hereof. If any Fixed Rate Term would end on a day which is not a Business Day, then such Fixed Rate Term shall be extended to the next succeeding Business Day."

4.      The effective date of the changes set forth herein shall be November 17, 2008.

5.      Except as expressly set forth herein, all terms and conditions of the Note remain in full force and effect, without waiver or modification. All terms defined in the Note or the Loan Agreement shall have the same meaning when used in this Modification. This Modification and the Note shall be read together, as one document.

6. Borrower certifies that as of the date of this Modification there exists no Event of Default under the Note, nor any condition, act or event which with the giving of notice or the passage of time or both would constitute any such Event of Default.

IN WITNESS WHEREOF, the parties hereto have caused this Modification to be executed as of the day and year first written above.